Exhibit 10.50

RESTRICTED STOCK AWARD AGREEMENT

Central European Distribution Corporation

2007 Stock Incentive Plan

This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) made as of the 1st day of January, 2010 (the “Grant Date”), between Central European Distribution Corporation, a Delaware corporation (the “Company”), and [            ] (the “Grantee”), is made pursuant to the terms of the Central European Distribution Corporation 2007 Stock Incentive Plan (the “Plan”).

Section 1. Definitions. Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 2. Restricted Stock Award. The Company hereby grants [            ] shares of Restricted Stock (the “Restricted Stock Award”). The Restricted Stock Award hereunder shall be subject to the conditions hereinafter provided and subject to the terms and conditions set forth in the Plan, a copy of which the Grantee acknowledges having received.

Section 3. Vesting Requirements.

(a)	Time-Based Vesting. Subject to the terms of the Plan and this Agreement, fifty percent (50%) of the Restricted Stock Award shall become fully vested upon the second anniversary of the Grant Date, unless earlier terminated.

(b)	Performance-Based Vesting. Subject to the terms of the Plan and this Agreement, fifty percent (50%) of the Restricted Stock Award shall become vested (such portion of the Restricted Stock Award, the “Performance-Based Award”) in three annual installments based on the level of achievement of certain performance goals for the 2010, 2011 and 2012 fiscal years (the “Performance Goals”), which will be established no later than January 31, 2010 based on projections to be agreed to by the Company’s Board of Directors. The vesting for one-half of the Performance-Based Award will be determined based on the achievement of Performance Goals relating to the Company’s comparable earnings per Share and the vesting for the other half of the Performance-Based Award will be determined based on the achievement of Performance Goals relating to the Company’s ratio of net debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”). Any vesting of the Performance-Based Award will be pro rated according to the Company’s actual performance for the respective fiscal year relative to the Performance Goals, as measured upon receipt of final audited financials and an audit opinion. Underachievement of the Performance Goals (ranging from 70%- 99%)

will result in the vesting of a proportional amount of the Performance-Based Award, with the difference to be forfeited by the Grantee. Overachievement of the Performance Goals (ranging from 101-150%) will result in the granting of new shares of Restricted Stock, which will be granted, as determined by the Committee, in accordance with the terms of the Plan. One-third of the Restricted Stock Award will vest on the date that the Company receives the final audited financials for the Company and related audit opinion relating to relevant fiscal year for which the Performance Goals have been established, provided that the Grantee is employed on such date of receipt by the Company and the applicable Performance Goals have been satisfied.

Section 4. Termination of Employment. In the event of the Grantee’s termination of employment for reasons other than death or “permanent and total disability” in accordance with Section 14.6 of the Plan the unvested portion of the Restricted Stock Award granted hereunder shall be forfeited and automatically cancelled. If the Grantee dies while employed, the Restricted Stock Award shall fully vest as of the date of death in accordance with Section 14.7 of the Plan. Upon the Grantee’s termination of employment as a result of “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) in accordance with

Section 14.8 of the Plan, the Restricted Stock Award shall fully vest as of the date of the Grantee’s termination of employment.

Section 5. Section 83(b) Election. The Grantee hereby acknowledges that the Grantee may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the shares of Restricted Stock (less any purchase price paid for the Shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of such Restricted Stock. The Grantee will seek the advice of the Grantee own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock award under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to the Grantee.

Section 6. Restrictions on Transfer. No portion of the Restricted Stock Award hereunder may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, other than to the Company as a result of forfeiture of the Restricted Stock Award as provided herein, unless and until the vesting of the Restricted Stock Award in accordance with Section 3 or Section 8 hereof.

Section 7. Limitation of Rights. The Grantee shall have the right to vote the shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. Any dividend paid on the shares of Restricted Stock shall be reinvested in shares of Stock, which shall be subject to the same vesting condition and restrictions as applicable to the Restrictive Stock Award. All distributions, if any, received by the Grantee with respect to the Restricted Stock Award as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Restricted Stock Award. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee’s employment at any time.

Section 8. Changes in Capitalization. The Restricted Stock Award shall be subject to the provisions of Section 18 of the Plan relating to adjustments for changes in corporate capitalization, without regard to the acceleration of vesting and lapse of forfeiture or transfer restrictions in connection with a Change in Control provided under Section 18.3 of the Plan. Upon a Change in Control, unless otherwise provided in the transaction documents related to such Change in Control, unvested shares of Restricted Stock will continue to vest in accordance with Section 3(a) and 3(b) hereof and will continue to be subject to forfeiture in accordance with the terms of this Agreement.

Section 9. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 10. Construction. This Agreement and the Restricted Stock Award hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Grantee hereby acknowledges that a copy of the Plan has been delivered to the Grantee and accepts the Restricted Stock Award hereunder subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Grantee.

Section 11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof.

Section 12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Grantee and the successors of the Company.

Section 14. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Restricted Stock Award Agreement effective as of the date first above written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:
Name: William Carey

Title: CEO, Chairman and President

PARTICIPANT

By:
Name: [ ]